Exhibit 10.3

May 5, 2005

Mr. David L. Fleisher

655 Scott Avenue

Kirkwood, MO 63122

Dear David:

This letter will confirm our offer for you to join Huttig Building Products, Inc., as the Vice President – Chief Financial Officer reporting to Michael Lupo, President and Chief Executive Officer. As the Vice President – Chief Financial Officer, you will assume overall financial and general counsel responsibilities. We anticipate your employment with the company will begin on May 23, 2005.

Your employment is contingent upon passing a drug-screening exam and the completion and return of the enclosed employment application, in accordance with company policy. Our Human Resources Department will contact you to make arrangements for your exam.

Compensation

Your base annual salary will be $250,000, which will be paid semimonthly. You will be eligible for the Company’s Executive Incentive Plan, which is based on a calculation of Economic Value Added as indicated in the attached plan, which may change from time to time as approved by the Compensation Committee of the Board of Directors. For the year 2005, you will receive a minimum bonus of $125,000 payable in accordance with the plan. In addition, you will receive 25,000 shares of restricted stock with a 3-year vesting period, as approved by the Board of Directors on April 25, 2005.

Employee Benefits

Effective on your first day of active employment with the company, you will be eligible to participate in our group health insurance. In addition, you will be eligible to participate in our 401(k) plan effective first of the month following 30 calendar days of commencement of your employment. You will also be eligible to purchase Huttig Building Products common stock through the Employee Stock Purchase Plan upon commencement of your employment.

During 2005 you will be entitled to two weeks vacation. On an annual basis thereafter, you will be entitled to three weeks vacation. You are also entitled to participate in the Executive Car Plan. You will be eligible for a leased vehicle paid for by the company including all maintenance and insurance, or a car allowance of $650 per month which includes the cost of the vehicle plus maintenance and insurance costs.

The Company recognizes that it is in the best interest of the Company and its shareholders to assure that the Company will have continued dedication of you services. Therefore, we are providing you with a “Change of Control Agreement” which requires your signature.

By your signature below, you acknowledge that your employment with Huttig is an “at will” relationship for no definite time period and can be terminated at any time, with or without notice, and with or without cause, by either party.

Mr. David L. Fleisher

May 5, 2005

David, we look forward to your positive response to this offer and to welcoming you to our Huttig management team. Please sign a copy of this letter and both copies of the Change of Control Agreement and return them to me after you have carefully reviewed and considered its terms and content. I will return a signed copy of the Change of Control Agreement to you.

Yours truly,

/s/ Michael A. Lupo
Michael A. Lupo
President and Chief Executive Officer

Accepted:	/s/ David L. Fleisher	Date 5/23/05
David L. Fleisher